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                           EXHIBIT 11
               CHASE PREFERRED CAPITAL CORPORATION
               Computation of net income per share
                        (Unaudited)

Net income for primary earnings per share are computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.

                                        Quarter Ended    Six Months Ended
                                        June 30, 1997    June 30, 1997
                             (in thousands, except per share amounts):
Earnings:
Net income                              $   20,555     $   40,479
Less:  preferred stock dividend             11,138         22,275
 requirements
Net income applicable to common stock   $    9,417     $   18,204

Shares:

Weighted average number of common          572,500        572,500
  shares outstanding

Net income per share:                    $   16.45        $ 31.80
                                          =========       =======




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